Exhibit 99.1
TearLab Corporation Announces the Pricing of a Registered Financing

SAN DIEGO, CA, July 12, 2012 -- TearLab Corporation (NASDAQ:TEAR; TSX:TLB) ("TearLab" or the “Company") today announced that it has obtained commitments from two investors to purchase an aggregate of 2,500,000 shares of its common stock at a price of $3.17 per share for gross proceeds of approximately $7,925,000 in an underwritten registered financing.

The proceeds of the offering will be used for working capital and general corporate purposes.  The offering is expected to close on or about July 18, 2012, subject to the satisfaction of customary closing conditions.

The offering is being made pursuant to a shelf registration statement that TearLab filed with the Securities and Exchange Commission ("SEC") and is effective.  A final prospectus supplement and accompanying base prospectus relating to the registered financing will be filed with the SEC and will be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of TearLab, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the expected closing of the registered offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risk that the conditions to closing of the offering might not be satisfied and that the purchase and sale of the shares of common stock might not be consummated, risks associated with the cash requirements of the Company’s business and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and represent the Company’s views only as of the date they are made and should not be relied upon as representing the Company’s views as of any subsequent date.  The Company does not assume any obligation to update any forward-looking statements.

CONTACT:

Stephen Kilmer
(905) 906-6908
skilmer@tearlab.com